Exhibit 99

Contacts:
Rachael Scherer	Jessica Stoltenberg
Investor Relations	Public Relations
763-505-2694	763-505-3333

Kevin Lee	Chris Campbell-Loth
Investor Relations	Public Relations
763-505-2695	763-505-2633

Yvan Deurbroeck
Public Relations
(+41-21) 802-7574

F O R   I M M E D I A T E   R E L E A S E

MEDTRONIC REPORTS 20 PERCENT RISE IN FOURTH QUARTER REVENUE AND

62 PERCENT INCREASE IN NET EARNINGS

RECORD ANNUAL REVENUES EXCEED $7.6 BILLION

MINNEAPOLIS, May 19, 2003 — Demonstrating the strength of its broad product portfolio, Medtronic, Inc. (NYSE: MDT) today announced record quarterly revenues of $2.148 billion, an increase of 19.9 percent over the $1.792 billion of the comparable period a year ago. Reflecting the weaker dollar outside the United States, foreign currency translation had a positive impact on quarterly revenue of $85.9 million, when compared to the prior year.

Net earnings in the quarter were $487.1 million, or $0.40 per diluted share, an increase of 61.9 percent over the $300.9 million in net earnings and 60.0 percent above the $0.25 per diluted share recorded in last year’s fourth quarter.  Excluding after-tax unusual charges of $121.1 million taken in the fourth quarter of the prior year related to litigation settlements, net earnings and net earnings per diluted share growth were 15.4 percent and 17.6 percent, respectively.

“Particularly strong performances in Medtronic’s largest product lines, Cardiac Rhythm Management (CRM) and Spinal, continued to lead broad-based growth,” said Art Collins, Medtronic Chairman and Chief Executive Officer.  “These are Medtronic’s largest growth platforms and account for over 60 percent of our revenues — they collectively grew more than 25 percent in both the quarter and the year.  CRM had the first-ever billion dollar quarter, while the Spinal business recorded its first billion-dollar year with growth of more than 30 percent.”

The fourth-quarter results capped a record year with strong revenues and earnings.  The company reported annual revenues of $7.665 billion, an increase of 19.6 percent over the $6.411 billion in the prior year.  Reflecting the weaker dollar outside the United States, foreign exchange translation had a positive impact on annual revenue of $169.1 million, when compared to the prior year.

Net earnings for the year were $1.600 billion, or $1.30 per diluted share, an increase of 62.6 percent over net earnings of $984.0 million in the prior year.  Excluding after-tax unusual charges in fiscal year 2003 of $120.9 million (primarily related to purchased in-process research and development) and after-tax unusual charges in fiscal year 2002 of $493.2 million (primarily related to purchased in-process research and development charges of $293.0 million and net legal settlements of $162.9 million), net earnings and net earnings per diluted share were $1.721 billion and $1.40, respectively, for fiscal year 2003 and $1.477 billion and $1.21, respectively, for fiscal year 2002.  This represents growth in fiscal year 2003 net earnings and net earnings per diluted share of 16.5 percent and 15.7 percent, respectively, over the prior year.  A reconciliation of net earnings and net earnings per diluted share under generally accepted accounting principles (GAAP) in the United States and net earnings and net earnings per diluted share, adjusted for unusual charges, is included in the attached financial statements together with management’s belief as to why such non-GAAP measures are appropriate.

“Both revenue and earnings extended the positive double-digit growth we have experienced for eight straight quarters, underscoring the benefit of Medtronic’s broad product portfolio and strong new product pipeline,” Collins said. “We will also continue to explore a wide variety of strategic opportunities centered around emerging device-biologic combinations and the convergence of medical and information technologies.”

Revenue growth rates that follow are based on sales figures “as reported” in accordance with GAAP.

Cardiac Rhythm Management Business

Capped by the first-ever billion dollar quarter and continued product leadership across all market segments, CRM posted a record $1.024 billion in quarterly revenues and $3.631 billion for the year, representing quarterly and annual growth of 23 percent when compared to the same periods one year ago.

Led by market share gains and strong physician preference for a broad suite of therapies, worldwide implantable defibrillator revenues for the quarter rose 42 percent.  Specific performance drivers for the quarter included continued acceptance of the Marquis® DR implantable defibrillator and the rapid uptake of the newly introduced InSync Marquis™ for heart failure patients at high risk of sudden cardiac arrest.  Additionally, the CRM product mix was further enhanced by the addition of the Marquis DR to the Medtronic CareLink™ Network.  Today, nearly 100,000 Medtronic implantable defibrillator patients in the United States are now eligible to benefit from CareLink, which enables physicians to remotely monitor their patients and efficiently deliver expert care outside clinic walls.

Worldwide pacing revenues were up 11 percent, led by market share gains and continued preference for the Kappa® 900, the world’s most popular pacemaker, and the InSync® device, the company’s unique resynchronization pacemaker for the treatment of heart failure.  During the quarter, Medtronic expanded upon its leading market position, with the introduction of the next-generation InSync® III.  The pacing product line was further broadened with the U.S. introduction of the AT500™, which is the first available multiple-therapy pacing system for the treatment of various atrial heart rhythm problems.  Additionally, EP Systems, which is Medtronic’s cardiac ablation business, reported growth of 25 percent or more for the fourth quarter in a row.

Fueled by state-of-the-art products and greater adoption of cardiac resynchronization therapy, Medtronic’s heart failure franchise is now annualizing in excess of $700 million.  The company also recently announced the start of U.S. clinical trials to evaluate the InSync III Marquis™ implantable defibrillator and the next-generation left-heart lead, the Attain™ Bipolar OTW (over-the-wire).  Adding to the growing body of evidence in support of cardiac resynchronization to treat heart failure, a study just published in Circulation demonstrated that patients with the InSync system experienced reverse remodeling, which made the heart stronger.  Additionally, Medtronic has completed enrollment in its CARE-HF study, which will measure mortality and morbidity among moderate to severe heart failure patients who receive cardiac resynchronization therapy.

Medtronic Physio-Control reported a 16 percent increase in revenues due to continued market preference for its range of external defibrillators.  Also, the company recently expanded the reach of its external defibrillators through the U.S. introduction of electrodes that can be used for children under the age of eight.

Vascular Business

Vascular revenues of $204.6 million for the quarter and $774.1 million for the year represented a decrease of 1 percent and 14 percent, respectively, over the same periods one year ago.

During the quarter, the company completed patient enrollment for its ENDEAVOR feasibility study evaluating its drug-coated coronary stent.  Also, European acceptance of the recently released Driver coronary stent, comprised of a new cobalt-based alloy, was very favorable.  This stent, combined with ABT-578 (a rapamycin analogue) and the PC polymer licensed from Abbott Laboratories, form the foundation for Medtronic’s current drug-coated coronary stent platform.               The company anticipates starting the pivotal clinical trial for its drug-coated coronary stent in Europe later this summer and also plans to launch the Micro-Driver, a small-vessel coronary stent comprised of the same alloy as the Driver.

Solid growth and acceptance of the AneuRx® Stent Graft System with the new Xpedient™ Delivery System also contributed to the quarter’s performance.  This new delivery system is designed to facilitate easier deployment of stent grafts for patients with life-threatening abdominal aortic aneurysms.

Cardiac Surgery Business

Cardiac Surgery achieved quarterly revenues of $154.5 million and annual revenues of $556.9 million, an increase of 7 percent over each of the same periods last year.

Led by continued solid acceptance of the Cardioblate™ Ablation System and products used to support beating heart bypass surgery, Cardiac Surgery Technologies reported worldwide revenue growth of 14 percent.  Growth and market share gains for tissue heart valves in the United States, along with acceptance of the new ADVANTAGE™ bi-leaflet mechanical valve in Europe, contributed to worldwide revenue growth of 6 percent for the heart valves product line.

Perfusion Systems revenues were up 6 percent for the quarter, due to continued market share gains in its core business and initial uptake of the Magellan™ Autologous Platelet Separator, which processes a surgical patient’s own blood to help them in a variety of ways, including a reduction in the risk of infection.

Neurological and Diabetes Businesses

 Neurological and Diabetes quarterly revenues of $371.0 million and annual revenues of $1.357 billion increased 16 percent and 32 percent, respectively, when compared to the same periods one year ago.  Including MiniMed’s results during the period in fiscal year 2002 when it operated as a stand-alone entity, fiscal year 2003 revenues for Neurological and Diabetes were up about 17 percent compared to the same period of the prior year.

Reflecting continued strong physician and patient interest in Activa® Parkinson’s Control Therapy, InterStim® Therapy for Urinary Control, and other neurostimulation therapies, quarterly revenues for Neurological and Gastroenterology/Urology grew 18 percent.  Recent business highlights included the implementation of a national Medicare coverage policy for brain stimulation, the granting of a U.S. Humanitarian Device Exemption (HDE) for dystonia patients to receive Activa Therapy, and the initiation of the STARTSTIM trial which will evaluate the use of spinal cord stimulation to treat refractory angina pain.  Medtronic also gained market share with the full introduction of its Legend® high-speed surgical drill system and the initial launch of its Legend® EHS electrical drill system.

During the quarter, Diabetes revenues were up 12 percent.  The company recently introduced a Paradigm™ pathway program, enabling patients to easily upgrade and add new features to their external insulin infusion pump as they become available.  This year, Medtronic expects to launch CGMS®

System Gold™, utilizing enhanced glucose sensors with improved accuracy and sensor life, as well as an insulin pump and meter system designed to automatically communicate using wireless communication.

Spinal, ENT and SNT Businesses

Spinal, Ear, Nose and Throat (ENT) and Surgical Navigation Technologies (SNT) revenues of $394.2 million for the quarter and $1.347 billion for the year represented an increase of 36 percent and 32 percent, respectively, when compared to the same periods in the prior year.

Indicative of continued surgeon preference for Medtronic products that facilitate minimally invasive spinal surgery and enthusiasm for INFUSE™ Bone Graft as the new standard of care, Spinal revenues grew more than 30 percent for the third consecutive quarter.  Broad acceptance of proprietary Minimal Access Spinal Technologies (MAST) products such as the CD-HORIZON® SEXTANT™ and the METRx™ System helped drive both revenue and market share gains.  Additional highlights included the launch of INFUSE in Canada and the publication of a significant meta-analysis study, noting the superiority of INFUSE over traditional surgery.  Medtronic anticipates introducing a product containing rhBMP-2 in Europe this fall.  Further milestones for the sector included the initiation of the U.S. clinical study for the MAVERICK™ Artificial Lumbar Disc, which has enjoyed rapid acceptance in Europe and is currently being introduced in Asia.  The company also continued enrollment in U.S. trials for both the Bryan™ and Prestige™ Cervical Disc Systems.

ENT reported quarterly revenue growth of 13 percent, which was highlighted by market conversion to the XPS® 3000 endoscopic power shavers, continued acceptance of MeroGel® Biomaterials and the introduction of the Evolution® ENT Image-Guided Surgical System.

Webcast Information

Medtronic will host a webcast today, May 19, 2003, at 5:00 p.m. (EDT) (4:00 p.m. CDT), to provide more information about its businesses for the public, analysts and the media.  This quarterly presentation will be webcast through the company’s website at www.medtronic.com/corporate/invest.html. Replay will be available until midnight CDT on May 26, 2003.  This earnings release will be archived at www.medtronic.com/newsroom, and a transcript of the webcast will be available at www.medtronic.com/corporate/invest.html.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com.

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Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as the risks inherent in the development, manufacturing, marketing and sale of medical products, competitive factors, general economic conditions, legal disputes and government actions as more fully described in Medtronic’s Annual Report on Form 10-K for the year ended April 26, 2002.  Actual results may differ materially from anticipated results.

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Three months ended April 25, 2003	Three months ended April 26, 2002

	As Reported	Before Unusual Charges	Unusual Charges*	As Reported

Net sales	$2,147.8	$1,791.5	$-	$1,791.5

Costs and expenses:
Cost of products sold	540.6	456.8	-	456.8
Research and development	189.4	169.5	-	169.5
Selling, general, and administrative	649.4	545.3	-	545.3
Special charges	-	-	189.2	189.2
Purchased in-process research and development	-	-	-	-
Other (income)/expense	68.8	3.4	-	3.4
Interest (income)/expense	3.8	4.9	-	4.9
Total costs and expenses	1,452.0	1,179.9	189.2	1,369.1

Earnings before income taxes	695.8	611.6	(189.2)	422.4

Provision for income taxes	208.7	189.6	(68.1)	121.5

Net earnings	$487.1	$422.0	$(121.1)	$300.9

Earnings per share:
Basic	$0.40	$0.35	$(0.10)	$0.25
Diluted	$0.40	$0.34	$(0.10)	$0.25

Weighted average shares outstanding:
Basic	1,219.0	1,214.4		1,214.4
Diluted	1,229.7	1,226.7		1,226.7

*-        Medtronic management believes that in order to properly understand Medtronic's short-term and long-term financial trends, investors may wish to consider the impact of unusual charges. Unusual charges result from facts and circumstances that will vary in materiality or frequencyand generally include charges related to purchased in-process research and development, restructuring, and certain litigation.  In addition,  Medtronic management uses results of operations before unusual charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performancemeasures prepared in accordance with GAAP.

MEDTRONIC, INC.

RECONCILIATION OF CONSOLIDATED GAAP EARNINGS

TO CONSOLIDATED NON-GAAP EARNINGS

(Unaudited)

(in millions, except per share data)

	Twelve months ended April 25, 2003			Twelve months ended April 26, 2002
	Before Unusual Charges	Unusual Charges*	As Reported	Before Unusual Charges	Unusual Charges*	As Reported

Net sales	$7,665.2	$-	$7,665.2	$6,410.8	$-	$6,410.8

Costs and expenses:
Cost of products sold	1,890.3	-	1,890.3	1,652.7	-	1,652.7
Research and development	749.4	-	749.4	646.3	-	646.3
Selling, general, and administrative	2,371.9	-	2,371.9	1,962.8	-	1,962.8
Special charges	-	2.5	2.5	-	290.8	290.8
Purchased in-process research and development	-	114.2	114.2	-	293.0	293.0
Other (income)/expense	188.4	-	188.4	34.4	-	34.4
Interest (income)/expense	7.2	-	7.2	(25.4)	32.0	6.6
Total costs and expenses	5,207.2	116.7	5,323.9	4,270.8	615.8	4,886.6

Earnings before income taxes	2,458.0	(116.7)	2,341.3	2,140.0	(615.8)	1,524.2

Provision for income taxes	737.3	4.2	741.5	662.8	(122.6)	540.2

Net earnings	$1,720.7	$(120.9)	$1,599.8	$1,477.2	$(493.2)	$984.0

Earnings per share:
Basic	$1.41	$(0.10)	$1.31	$1.22	$(0.41)	$0.81
Diluted	$1.40	$(0.10)	$1.30	$1.21	$(0.40)	$0.80

Weighted average shares outstanding:
Basic	1,217.5		1,217.5	1,211.6		1,211.6
Diluted	1,227.9		1,227.9	1,224.4		1,224.4

*-        Medtronic management believes that in order to properly understand Medtronic's short-term and long-term financial trends, investors may wish to consider the impact of unusual charges.  Unusual charges result from facts and circumstances that will vary in materiality or frequency and generally include charges related to purchased in-process research and development, restructuring, and certain litigation.  In addition,  Medtronic management uses results of operations before unusual charges to evaluate the operational performance of the Company and as a basis for strategic planning.  Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performancemeasures prepared in accordance with GAAP.